Exhibit 1

CHINA UNICOM LIMITED (Stock Code: 762)
(Incorporated in Hong Kong with limited liability under Companies Ordinance)
ANNOUNCEMENT
Relating to Preliminary Estimate of 2007 Annual Results

The following announcement is made by the Company in relation to the estimated annual results of the Company for the year ended 31 December 2007.
The information contained in this announcement is only a preliminary estimate of the Company and has not been audited by the Company’s auditors. Shareholders of the Company and investors are advised to exercise caution when dealing in the shares of the Company.
This announcement is made pursuant to Rule 13.09(1) of the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited.

China Unicom Limited (the Company) makes the following announcement relating to the estimated annual results of the Company for the year ended 31 December 2007.
1.	ESTIMATED RESULTS FOR THE REPORTING PERIOD
1.1	Estimated Results Period: 1 January 2007 to 31 December 2007

1.2
Estimated Results:
Based on the preliminary calculations by the Company in accordance with Hong Kong Financial Reporting Standards, profit attributable to equity holders of the Company for the year ended 31 December 2007 is estimated to increase by over 100% compared to that for the year ended 31 December 2006.

1.3
Preliminary Estimate of Unaudited Results Only:
Please note that the financial information contained in this announcement is only a preliminary estimate of unaudited results and may be different from the financial information to be set out in the Company’s audited annual results which are currently expected to be announced in March 2008.

2.	RESULTS FOR THE PRECEDING REPORTING PERIOD Profit attributable to equity holders of the Company for the year ended 31 December 2006: RMB3.732 billion

3.
FACTORS CONTRIBUTING TO THE ESTIMATED RESULTS
The estimated increase in profit attributable to equity holders of the Company for the year ended 31 December 2007 as compared to the year ended 31 December 2006 is mainly caused by (i) a significant decrease in realised/unrealised loss on changes in fair value of derivative component of the convertible bonds, which were issued to SK Telecom in July 2006 and converted into ordinary shares of the Company in August 2007; and (ii) a significant increase in other gains resulted from a tax refund that the Company is entitled to receive for the capitalisation of profits of a subsidiary of the Company in China.

As at the date of this announcement, the Board of Directors of the Company comprises:

Executive directors	:	Chang Xiaobing, Shang Bing, Tong Jilu, Yang Xiaowei, Li Zhengmao, Li Gang, Zhang Junan and Miao Jianhua

Non-executive directors	:	Lu Jianguo and Lee Suk Hwan

Independent non-executive directors	:	Wu Jinglian, Shan Weijian, Cheung Wing Lam, Linus, and Wong Wai Ming

By Order of the Board of
China Unicom Limited
Chu Ka Yee
Company Secretary
Hong Kong, 30 January 2008

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